Exhibit 99.2

NEORX SELLS PRETARGET INTELLECTUAL PROPERTY

NeoRx Announces Resignation of Vice President, Finance

Seattle, April 5, 2004 — NeoRx Corporation (NASDAQ: NERX), a cancer therapeutics development company, today announced that it has executed an agreement with privately-held Aletheon Pharmaceuticals, Inc. for the sale and transfer of NeoRx’s Pretarget® intellectual property to Aletheon.  Under the agreement, NeoRx could receive up to $6.6 million in milestone payments if Aletheon achieves certain development goals, plus royalties on potential future product sales.

“We believe our decision to sell the Pretarget technology is in the best interest of our shareholders,” said Jack L. Bowman, Chairman and CEO of NeoRx. “With our acquisition of AMD473, announced earlier today, and STR™, we now have two anti-cancer drugs in advanced stages of clinical development, both of which fit with our manufacturing expertise in small-molecule drugs.  Our plan is to focus our clinical and financial resources on these two complementary drug development programs.”

In a separate news release issued earlier today, NeoRx announced that it has acquired from AnorMED Inc (TSX: AOM) the worldwide exclusive rights, excluding Japan, to develop, manufacture and commercialize AMD473, a platinum based anti-cancer agent. Last month, NeoRx announced that it had initiated a phase III trial with STR (Skeletal Targeted Radiotherapy) in patients with multiple myeloma.

Pretarget technology is a platform for development of immunotherapeutics that deliver intense doses of cancer-killing agents to tumor cells while sparing healthy tissues.

The Pretarget intellectual property that NeoRx will transfer to Aletheon under the agreement includes a portfolio of United States and foreign issued patents and patent applications, and trademark registrations and applications.  Seattle-based Aletheon is a development stage biotherapeutics company.

NeoRx  also announced that Melinda G. Kile has resigned as Vice President, Finance, effective April 16, 2004.  Ms. Kile will continue to serve the Company in a consulting capacity to assist a successor in the transition.  Michael Jackson has been promoted to Chief Accounting Officer from Controller and will be assuming the senior financial responsibilities until a replacement is announced.  Mr. Jackson, who joined NeoRx in June 2003, previously  was Controller at Xylo Inc., a management software and services firm.  He holds BA and MBA degrees from Brigham Young University, and is a Certified Public Accountant (CPA) and Certified Management Accountant (CMA).

NeoRx is a cancer therapeutics development company with headquarters in Seattle and manufacturing facilities in Denton, Tex.  NeoRx is developing STR for use with high-dose chemotherapy and autologous stem cell transplantation to treat multiple myeloma and other cancers where stem cell transplantation is indicated.

This release contains forward-looking statements relating to the development of the Company’s products, future operating results and strategic goals that are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include conditions in the capital markets in general and in the life science sector in particular, specifically those that may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the availability of clinical materials from third-party suppliers, NeoRx’s ability to manufacture STR in a timely and cost-effective manner and commercialize products and other risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual

Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are trademarks or registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2004 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation	Lippert/Heilshorn & Associates, Inc.
Melinda G. Kile	Jody Cain (jcain@lhai.com)
Vice President, Finance	Bruce Voss (bvoss@lhai.com)
206-286-2501	310-691-7100